Exhibit 5.1

[LETTERHEAD OF SEWARD & KISSEL LLP]

September 18, 2008

Global Ship Lease, Inc.

c/o Global Ship Lease Services, Ltd.

10 Greycoat Place

London SW1P 1SB

Tel: 44 (0) 20 7960 6340

Ladies and Gentlemen:

We have acted as special Marshall Islands counsel to Global Ship Lease, Inc., a Marshall Islands corporation (the “Company”), in connection with the Registration Statement on Form F-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of (i) 45,535,850 Class A common shares, par value US$0.01 per share, of the Company (the “Warrant Shares”) underlying the outstanding public warrants and sponsor warrants of the Company (the “Warrants”) and (ii) 9,744,600 Class A common shares, par value US$0.01 per share of the Company (the “Shelf Shares”) acquired by certain shareholders of the Company in connection with the Merger (as defined below). The Registration Statement was filed in connection with the merger of Marathon Acquisition Corp. with and into the Company and the merger of Global Ship Lease, Inc. (the Company’s predecessor) with and into the Company, with the Company as the surviving company (such mergers, collectively, the “Merger”) pursuant to the Agreement and Plan of Merger dated as of March 21, 2008 among GSL Holdings, Inc., Marathon Acquisition Corp., Global Ship Lease, Inc. and CMA CGM S.A., as amended (the “Merger Agreement”), as described in the prospectus included in the Registration Statement.

In connection herewith, we have examined originals or copies certified to our satisfaction of the following:

(1)	the Registration Statement;

(2)	the Merger Agreement;

(3)	the Articles of Incorporation and By-laws of the Company (as certified by the Secretary thereof in a certificate dated September 16, 2008);

(4)	resolutions of the Board of Directors and of the shareholders of Company approving the Merger and the execution of the Merger Agreement (as certified by the Secretary thereof in a certificate dated September 16, 2008);

Global Ship Lease, Inc.

September 18, 2008

(5)	the certificate of merger (the “Certificate of Merger”) executed by Marathon Acquisition Corp. and the Company and filed with the Secretary of State of the State of Delaware in connection with the Merger;

(6)	the articles of merger (the “Migratory Articles of Merger”) executed by Marathon Acquisition Corp. and the Company and filed with the Registrar or Deputy Registrar of Corporations of the Republic of the Marshall Islands; and

(7)	the articles of merger (the “Articles of Merger” and, together with the Merger Agreement, the Certificate of Merger and the Migratory Articles of Merger, the “Merger Documents”) executed by Global Ship Lease, Inc. (the Company’s predecessor) and the Company and filed with the Registrar or Deputy Registrar of Corporations of the Republic of the Marshall Islands.

We have also examined and relied, as to factual matters, upon originals, or copies certified to our satisfaction, of such records, documents, certificates of officers of the Company and of public officials and other instruments, and made such other inquiries, as, in our judgment, are necessary or appropriate to enable us to render the opinion expressed below. As to questions of fact material to this opinion, we have, where relevant facts were not independently established, relied upon, among other things, the representations made in the Registration Statement, the Merger Agreement and the certificates of officers of the Company.

For the purpose of this opinion, we have assumed:

(1)	the power, authority and legal right of all parties (other than the Company) to the Merger Documents to enter into and to perform their respective obligations thereunder;

(2)	the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the genuineness of all signatures on all documents, the completeness and the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents;

(3)	due compliance of the Merger Documents with all matters of, and the validity and enforceability thereof under, all such laws as govern or relate to it (other than the laws of the Marshall Islands as to which we are opining);

(4)	there have been no supplements, modifications or amendments to, or waivers under, the Merger Documents; and

(5)	that the 45,535,850 warrants of Marathon Acquisition Corp. assumed by the Company in connection with the Merger and which now constitute the

Global Ship Lease, Inc.

September 18, 2008

Warrants were validly issued to the holders thereof and continued to be valid and binding obligations of Marathon Acquisition Corp. immediately prior to the Merger.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (i) when the Warrants have been duly exercised in accordance with the terms thereof, the Warrant Shares will be duly authorized, validly issued, fully paid and nonassessable and (ii) the Shelf Shares have been duly authorized and are validly issued, fully paid and nonassessable.

This opinion letter is limited solely to the laws of the Republic of the Marshall Islands as in effect on the date hereof and we express no opinion concerning the laws of any other jurisdiction.

We hereby consent to the filing of a form of this opinion letter as an Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP

SEWARD & KISSEL LLP